Exhibit 99

RPC, Inc. Reports First Quarter 2018 Financial Results

ATLANTA, April 25, 2018 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the first quarter ended March 31, 2018. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended March 31, 2018, revenues increased by 46.4 percent to $436.3 million compared to $298.1 million in the first quarter of last year. Revenues increased compared to the prior year due to higher activity levels and improved pricing for our services, higher service intensity, and activation of previously idled revenue-producing equipment. Operating profit for the quarter was $60.8 million compared to operating profit of $1.6 million in the prior year. Net income for the first quarter was $52.1 million or $0.24 diluted earnings per share, compared to net income of $3.6 million or $0.02 per share in the first quarter of 2017. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $103.7 million compared to $46.4 million in the prior year.1

Cost of revenues during the first quarter of 2018 was $295.6 million, or 67.7 percent of revenues, compared to $216.2 million, or 72.5 percent of revenues, during the first quarter of last year. Cost of revenues increased primarily due to higher employment costs and materials and supplies expenses, both of which were driven by higher activity levels. As a percentage of revenues, cost of revenues decreased due to improved pricing for our services and leverage of higher revenues over direct employment costs.

Selling, general and administrative expenses were $43.8 million in the first quarter of 2018 compared to $37.2 million in the first quarter of 2017. These expenses increased due to higher employment costs consistent with higher activity levels. As a percentage of revenues, these expenses decreased to 10.0 percent in the first quarter of 2018 due to the leverage of higher revenues over primarily fixed expenses, compared to 12.5 percent of revenues in the first quarter of 2017. Depreciation and amortization decreased to $37.5 million compared to $44.7 million in the first quarter of the prior year.

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended March 31, 2018 increased by $9.0 million, or 2.1 percent, compared to the fourth quarter of 2017. Cost of revenues during the first quarter of 2018 increased by $9.9 million, or 3.5 percent, due to higher maintenance and repair expenses. As a percentage of revenues, cost of revenues increased slightly from 66.9 percent in the fourth quarter of 2017 to 67.7 percent in the first quarter of 2018. RPC’s operating profit during the first quarter was $60.8 million, compared to operating profit of $60.3 million in the fourth quarter of 2017. EBITDA for the first quarter of 2018 increased slightly compared to the prior quarter.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

Page 2 First Quarter 2018 Earnings Release

During the fourth quarter of 2017, RPC recorded a net discrete tax benefit of $19.3 million as a component of tax expense as a result of the “Tax Cuts and Jobs Act (“Tax Reform”).” Net income for the first quarter of 2018 was $52.1 million or $0.24 diluted earnings per share, an increase of $13.8 million or $0.06 diluted earnings per share compared to net income, excluding the impact of Tax Reform, of $38.4 million or $0.18 diluted earnings per share in the fourth quarter of 2017.2  The first quarter 2018 effective tax rate of 21.6 percent includes a discrete tax benefit for restricted share vesting, while the full year 2018 effective tax rate is estimated to be 24 percent.

Management Commentary

“The average U.S. domestic rig count during the first quarter of 2018 was 966, a 29.8 percent increase compared to the same period in 2017, and a 4.9 percent increase compared to the fourth quarter of 2017,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “The average price of natural gas during the first quarter was $3.16 per Mcf, a 4.6 percent increase compared to the prior year, and a 9.0 percent increase compared to the fourth quarter of 2017. The average price of oil during the first quarter was $62.92 per barrel, a 21.7 percent increase compared to the prior year and a 13.6 percent increase compared to the fourth quarter of 2017. Compared to the prior year, RPC’s first quarter 2018 revenues increased at a rate greater than the change in these industry metrics because of high demand for oilfield service providers capable of operating in highly service-intensive environments. On a sequential basis, the change in our revenues was comparable to the change in the U.S. domestic rig count.

“Oilfield activity continued to be strong in the first quarter after a slow start due to extended holidays and winter weather. Additionally, we faced increased competition in many of our markets. We remain focused on providing value to our customers, controlling costs, improving operational efficiencies and maintaining our conservative capital structure.

“During the first quarter, we continued our commitment to RPC’s shareholders with one of the largest quarterly share repurchases in our history and by the payment of an increased regular quarterly dividend. Including these uses of cash, as well as using $50.5 million to fund capital expenditures, we finished the first quarter with $101.0 million in cash, an increase of more than 10 percent compared to $91.1 million in cash at the end of 2017,” concluded Hubbell.

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, coiled tubing, hydraulic workover services, nitrogen, downhole tools, surface pressure control equipment, well control and fishing tool operations.

2 Net income excluding the impact of Tax Reform is a financial measure which does not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix B to this press release.

Page 3 First Quarter 2018 Earnings Release

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services revenues increased by 46.4 percent for the quarter compared to the prior year due to improved pricing, higher activity levels and a larger active fleet of revenue-producing equipment as compared to the prior year, particularly within our pressure pumping service line which is the largest service line within Technical Services. On a sequential basis, Technical Services revenues increased by 2.0 percent during the first quarter of 2018 compared to the fourth quarter of 2017. Support Services revenues increased by 44.9 percent during the quarter compared to the prior year due primarily to improved activity levels and pricing in the rental tool service line which is the largest service line within this segment. On a sequential basis, Support Services revenues increased by 5.8 percent during the first quarter of 2018 compared to the fourth quarter of 2017. Technical Services generated slightly lower operating profit in the first quarter of 2018 than in the fourth quarter of 2017, but significantly higher operating profit than in the first quarter of 2017. Support Services reported a smaller operating loss for the first quarter of 2018 as compared to both the fourth and first quarters of the prior year.

(in thousands)	Three Months Ended
	March 31,	Dec 31,	March 31,
	2018	2017	2017

Revenues:
Technical Services	$419,063	$410,972	286,198
Support Services	17,271	16,327	11,921
Total revenues	$436,334	$427,299	298,119
Operating profit (loss):
Technical Services	$65,005	$67,021	9,205
Support Services	(905)	(1,606)	(5,221)
Corporate expenses	(4,665)	(3,882)	(3,927)
Gain (loss) on disposition of assets, net	1,363	(1,249)	1,517
Total operating profit	$60,798	$60,284	1,574
Interest expense	(105)	(104)	(103)
Interest income	402	466	129
Other income, net	5,395	2,745	212

Income before income taxes	$66,490	$63,391	1,812

RPC, Inc. will hold a conference call today, April 25, 2018 at 9:00 a.m. ET to discuss the results for the first quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (866) 548-4713 or (323) 794-2093 for international callers, and use conference ID number 1505266. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website (www.rpc.net) beginning approximately two hours after the call.

Page 4 First Quarter 2018 Earnings Release

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation our belief that we will be focused on our strategies, including providing value to our customers, controlling costs, improving operational efficiencies and maintaining our conservative capital structure. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include changes in general global business and economic conditions, including volatility of oil and natural gas prices; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with the regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2017.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Page 5 First Quarter 2018 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
REVENUES	$436,334	$427,299	$298,119
COSTS AND EXPENSES:
Cost of revenues	295,605	285,731	216,242
Selling, general and administrative expenses	43,814	42,011	37,157
Depreciation and amortization	37,480	38,024	44,663
(Gain) loss on disposition of assets, net	(1,363)	1,249	(1,517)
Operating profit	60,798	60,284	1,574
Interest expense	(105)	(104)	(103)
Interest income	402	466	129
Other income, net	5,395	2,745	212
Income before income taxes	66,490	63,391	1,812
Income tax provision (benefit)	14,360	5,688	(1,822)
NET INCOME	$52,130	$57,703	$3,634

EARNINGS PER SHARE
Basic	$0.24	$0.27	$0.02
Diluted	$0.24	$0.27	$0.02

AVERAGE SHARES OUTSTANDING
Basic	215,876	216,574	217,713
Diluted	215,876	216,574	217,713

Page 6 First Quarter 2018 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At March 31, (Unaudited)	(In thousands)
	2018	2017
ASSETS
Cash and cash equivalents	$100,983	$104,498
Accounts receivable, net	384,702	246,583
Inventories	120,944	111,945
Income taxes receivable	29,942	48,461
Prepaid expenses	6,953	6,897
Other current assets	8,558	6,269
Total current assets	652,082	524,653
Property, plant and equipment, net	466,076	465,249
Goodwill	32,150	32,150
Other assets	30,709	27,002
Total assets	$1,181,017	$1,049,054

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$127,171	$92,270
Accrued payroll and related expenses	26,728	17,528
Accrued insurance expenses	5,673	4,681
Accrued state, local and other taxes	9,625	4,746
Income taxes payable	8,010	3,805
Other accrued expenses	1,304	1,740
Total current liabilities	178,511	124,770
Long-term accrued insurance expenses	11,311	9,882
Long-term pension liabilities	34,818	33,637
Other long-term liabilities	4,210	3,288
Deferred income taxes	38,460	69,869
Total liabilities	267,310	241,446
Common stock	21,547	21,778
Capital in excess of par value	-	-
Retained earnings	909,185	803,770
Accumulated other comprehensive loss	(17,025)	(17,940)
Total stockholders' equity	913,707	807,608
Total liabilities and stockholders' equity	$1,181,017	$1,049,054

Page 7 First Quarter 2018 Earnings Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with U.S. GAAP. RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended

(in thousands except per share data)	March 31, 2018	December 31, 2017	March 31, 2017

Reconciliation of Net Income to EBITDA
Net Income	$52,130	$57,703	$3,634
Add:
Income tax provision (benefit)	14,360	5,688	(1,822)
Interest expense	105	104	103
Depreciation and amortization	37,480	38,024	44,663
Less:
Interest income	402	466	129
EBITDA	$103,673	$101,053	$46,449

Page 8 First Quarter 2018 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of net income and diluted earnings per share excluding the impact of Tax Reform in today's earnings release, and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the operating results without the impact of Tax Reform enables us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at www.rpc.net.

Periods ended, (Unaudited)	Three Months Ended
(in thousands except per share data)	March 31, 2018	December 31, 2017	March 31, 2017

Net Income	$52,130	$57,703	$3,634
Impact of Tax Reform	-	(19,342)	-
Net income excluding the impact of Tax Reform	$52,130	$38,361	$3,634

Diluted Earnings Per Share	$0.24	$0.27	$0.02
Impact of Tax Reform	-	(0.09)	-
Diluted Earnings Per Share excluding the impact of Tax Reform	$0.24	$0.18	$0.02

Diluted Average Shares Outstanding	215,876	216,574	217,713